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                                                                     EXHIBIT 8.2

            P.O. Box 74600             Telephone +31 (0)20 656 16 56
            1070 DE  Amsterdam         Telefax +31 (0)20 656 11 00
                                       www.kpmg.meijburg.nl

            Burgemeester Rijnderslaan 10
            1185 MC Amstelveen
            Nederland

ING Groep N.V., Fiscale Zaken
Attn. Mr. R.N.J. Schipper
Atrium Tower 07
Strawinskylaan 2631
1077 ZZ AMSTERDAM

Date            : 16 September 2005
Reference       : 4360/GB/07907
Subject         : Tax opinion regarding the issue of Debt Securities

Dear Sir,

We have acted as your counsel with the registration under the Securities Act of 1933 (the "Act") of $ 120,000,000 debt securities (the "Debt Securities") of ING Group N.V. We hereby confirm to you that our opinion is as set forth under the caption "The Netherlands Taxation" in the prospectus (the "Prospectus"), included in the registration statement on Form F-3 filed on this day pursuant to Rule 462(b) under the Act with the Securities and Exchange Commission relating to the Debt Securities to which this opinion is filed as an exhibit ("Registration Statement").

We have based the present Tax Opinion upon the factual matters and events disclosed to us by ING Groep NV and in the Prospectus. All capitalized terms should have the meaning as described in the Prospectus.

We express no opinion as to the legal validity and binding nature of the Prospectus under Netherlands law, or as to any commercial, accounting, legal or tax matter other than those specifically addressed herein. Furthermore, we express no opinion to any law other than the tax laws of the Netherlands in force as at the date hereof, as applied and interpreted according to current published case law of the Netherlands courts and administrative rulings. These laws and regulations are subject to change or modification retroactively and/or prospectively and any such change could affect the validity or correctness of our opinion. We will not update our advice for

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16 September 2005

subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you separately engage us to do so in writing after such subsequent change of modification.

We have not investigated or verified the accuracy of any of the facts, representations or warranties set out in the Prospectus or orally presented to us. To the extent that the accuracy of such facts, representations and warranties not so investigated or verified and of any facts stated in the documents (or orally presented) is relevant to the contents of this opinion, we have assumed that such facts, representations and warranties are correct.

Based upon and subject to the foregoing, and subject to the further qualifications set out below, we are of the opinion that all statements contained in the Prospectus under the caption "Taxation" are accurate and based on Dutch tax law and Dutch case law as per 15 September 2005.

      TAXATION IN THE NETHERLANDS

      DEBT SECURITIES

      The information given below is neither intended as tax advice nor purports to describe all of the tax considerations which may be relevant to a prospective purchaser of the Debt Securities. Prospective purchasers are advised to acquaint themselves with the overall tax consequences of purchasing, holding and/or selling the Debt Securities.

      This summary is based on the tax legislation, published case law, and other regulations in force as at 15 September 2005, without prejudice to any amendments introduced at a later date and implemented with or without retroactive effect.

      In the following, it is assumed that the Debt Securities will be treated as debt obligations of ING Groep NV, and can not, partly, be reclassified as equity nor actually functions as equity for Dutch tax purposes.

      ING Groep NV has been informed that under the current tax law and jurisprudence of the Netherlands:

      WITHHOLDING TAX

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16 September 2005

      All payments by ING Groep NV in respect of the Debt Securities can be made without withholdings or deductions for or because of any taxes, duties or charges of any nature whatsoever that are or may be withheld or assessed by the Dutch tax authorities or any political subdivision thereof or therein, provided that neither the remuneration nor the indebtedness of the remuneration of the Debt Securities will or could be or will be deemed to be contingent upon profits or the distribution of profits by ING Groep NV or any of its affiliated companies (See: "Debt that functions as equity").

      TAXES ON INCOME AND CAPITAL GAINS

      A holder of a Debt Security, who derives income from such Debt Security or who realises a gain on the disposal or redemption of a Debt Security, will not be subject to Dutch taxation on income or capital gains, unless:

      a)    the holder is, or is deemed to be, resident in the Netherlands; or

      b) such income or gain is attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in the Netherlands; or

      c) the holder is an individual who has a substantial interest, whether deemed or actual, in ING Groep NV; or

      d) the holder is an individual who is associated (as defined in articles 3.91(2)(b) and 3.92(2)(b), (3) of the Income Tax Act of
            2001) with another individual who has a substantial interest in ING Groep NV; or

      e) the holder is an individual and such income or gain is attributable to his activities in the Netherlands, other than business or employment activities ("belastbaar resultaat uit overige werkzaamheden in Nederland"); or

      f) the holder is an entity that has a substantial interest in ING Groep NV, which substantial interest does not form part of the assets of an enterprise.

      Under the Income Tax Act of 2001, three different categories of taxable income can be distinguished; one of them is concerned with capital income, i.e., income from savings and investment. Taxable income is determined on the basis of a presumptive, or deemed, return on capital, rather than on the basis of actual income (such as interest actually received). At present, this deemed return has been fixed at 4% of average net capital, that is, assets less qualifying liabilities. The average net capital is determined as the net capital on 1 January and 31 December, divided by 2. The 4% is applied after deduction of an exempt amount of EUR 19,522 (figure 2005). The deemed income is then taxed at a flat rate of 30%.

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      A Holder of a Debt Security will not be subject to taxation on income from savings and investment, unless the holder is an individual who is, or is deemed to be, resident in the Netherlands.

      GIFT, ESTATE OR INHERITANCE TAX

      There will be no Dutch gift, estate or inheritance taxes levied on the transfer of a Debt Security by way of gift by a holder, or upon the death of a holder, unless:

      a)    the holder is, or is deemed to be, resident in the Netherlands;

      b) the transfer is construed as an inheritance or as a gift made by or on behalf of a person who, at the time of the gift or death, is, or is deemed to be, resident in the Netherlands; or

      c) such Debt Security is attributable to an enterprise or part thereof which is carried on through a permanent establishment or a permanent representative in the Netherlands.

      VALUE-ADDED TAX

      No value-added tax will be due in the Netherlands in respect of payments made in consideration for the issue of the Debt Securities, whether in respect of payments of interest and principal or in respect of the transfer of a Debt Security.

      OTHER TAXES

      There will be no registration tax, capital transfer tax, customs duty, stamp duty, property transfer tax or any other similar tax or duty due in the Netherlands in respect of or in connection with the issue, transfer, execution, delivery and enforcement by legal proceedings of the Debt Securities or the performance of the ING Groep NV's obligations under the relevant documents.

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      FINALLY

      A holder of a Debt Security will not become, and will not be deemed to be, resident in the Netherlands by the sole virtue of holding such Debt Security or the execution, performance, delivery and/or enforcement of the relevant documents.

      DEBT THAT ACTUALLY FUNCTIONS AS EQUITY

      In addition to prevailing Dutch case law, as of 1 January 2002 new provisions in the Corporate Income Tax Act 1969 have come into force on the basis of which the remuneration for certain kind of loans ('hybrid loans') as well as depreciation of these loans will no longer be tax deductible. These rules apply to loans that in fact function as equity. The following criteria for determining whether a loan in fact functions as equity apply. The criteria apply to loans between affiliated taxpayers as well as to loans between non-affiliated taxpayers.

      1. The amount of remuneration on the loan is entirely contingent on the results (i.e., the profits) or on the profit distribution by the debtor or any of its affiliates and the repayment date is more than 10 years after the date on which the loan was taken out; or

      2. The amount of remuneration on the loan is partly contingent on the results (i.e., the profits) or on the profit distribution by the debtor or any of its affiliates and, at the time the remuneration is agreed, the portion of the remuneration that is not profit-related is less than half of the market rate of interest for loans with the same period to maturity, the remuneration for which is not profit-related, and the repayment date is more than 10 years after the date on which the loan was taken out, or

      3. The indebtedness of the remuneration is contingent on the profits made or distributed by the debtor or any of its affiliates, although the amount of the remuneration is not, and the loan is subordinated. Moreover the repayment date is not fixed or is more than 50 years after the date on which the loan was taken out.

      Remuneration (e.g. interest) paid in respect of loans that are supposed to function as shareholder's equity on the basis of the criteria stated under 1, 2 or 3 will not be tax deductible from the profit (Section 10(1)(d) of the Corporate Income Tax Act 1969). For the concept of 'affiliated entity', the definition that is laid down in current Dutch law shall apply. Furthermore, the Bill contains rules that regard both an interest free loan and remuneration for a loan, which deviates substantially from the fair market interest as contingent on the profits if the debtor and creditor are affiliated parties.

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      In connection with the foregoing also an amendment of the Dividend Tax Act of 1965 has been enacted introducing withholding tax on interest payments, both to individuals as well as to entities, on these hybrid loans.

      These rules will only apply to loans issued not earlier than 1 January 2002. They will not have an influence upon the debt obligations issued before that date. However, if the conditions of a loan are altered in such a way that the existing loan has been replaced on or after 1 January 2002 by a new loan, the new rules will apply.

      Current Dutch case law is applicable on debt obligations issued on or before 31 December 2001. On the basis of this Dutch case law debt obligations will be reclassified as equity for Dutch tax purposes if the following (cumulative) conditions are met:

      a)    the consideration for the debt is contingent upon the profits; and

      b)    the debt is subordinated in relation to all other creditors; and

      c) repayment of the debt can only be demanded in the case of bankruptcy, suspension of payment or liquidation.

      The Dutch corporate income tax and Dutch dividend withholding tax consequences of a reclassification as equity are equal to such tax consequences in the situation that debt obligations function as equity.

      EU SAVINGS DIRECTIVE

      On 3 June 2003, the European Council of Economics and Finance Ministers adopted a Directive on the taxation of savings income in the form of interest payments, which we refer to as the "Directive". Under the Directive, as amended by a decision of the Council dated 19 July 2004, a Member State is (provided equivalent measures have been introduced by certain non-EU jurisdictions and agreements are in place for the introduction of the same measures in certain other non-EU jurisdictions) required, from 1 July 2005 to provide to the tax authorities of another Member State details of payments of interest (or similar income) paid by a person within its jurisdiction to an individual resident in that other Member State. However, for a transitional period, Belgium, Luxembourg and Austria will instead by required (unless during that period they elect to provide information as described above) to operate a withholding system in relation to such payments (the ending of such

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      transitional period being dependent upon the conclusion of certain other agreements relating to information exchange with certain other countries.

This opinion:

(a) expresses and describes Dutch legal concepts in English, which language is not necessarily capable of expressing such concepts in full and complete conformity with their original Dutch counterparts; consequently, this Opinion is issued and may only be relied upon on the express condition that is shall be governed by, and all words and expression used herein shall be construed and interpreted in accordance with, the laws of the Netherlands;

(b)   accurately describes the law as at the date specified above;

(c)   is addressed to you and is solely for your benefit;

(d) is strictly limited to the maters set forth herein, and no opinion may be inferred or implied beyond that expressly stated herein;

(e) may be relied upon by ING Groep NV and may not be relied upon by or disclosed to any other person, company, enterprise or institution;

(f) may, however, be disclosed to rating agencies, their legal advisors and similar parties; and

(g) may not be used for any purpose other than in connection with the Prospectus.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "The Netherlands Taxation" and under the heading "Validity of the Securities" in the Prospectus. In giving such consent, we do not admit that we are in the category of person whose consent is required under Section 7 of the Act.

A copy of the General Terms and Conditions of KPMG Meijburg & Co (including the clauses concerning indemnity and liability) have been enclosed with this Opinion, and shall by this reference be considered as having been incorporated herein as an integral part of the present engagement.

Yours sincerely,
KPMG MEIJBURG & CO
By:

/s/ G. Bout                                             /s/ A.J.C. van Kemenade
--------------                                          -----------------------
G. Bout                                                 A.J.C. van Kemenade

Enclosure: KPMG Meijburg & Co General Terms and Conditions